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                                                                 EXHIBIT 23.1


                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the reference to our firm under the captions "Selected Financial Information" and "Lawyers; Accountants" and the use of our report dated February 5, 1999 with respect to the statements of financial condition of IDS Managed Futures, L.P. as of December 31, 1998 and 1997 and the related statements of operations, partners' capital, and cash flows for the years ended December 31, 1998, 1997, and 1996 and to the use of our report dated
July 15, 1998 with respect to the financial statements of CIS Investments, Inc. as of May 31, 1998 and 1997 included in Post-Effective Amendment No. 5 to the Form S-1 Registration Statement (Reg. No. 33-86894) and related Prospectus of IDS Managed Futures, L.P.

                                          KPMG LLP

March 23, 1999
Chicago, Illinois